                                                                      EXHIBIT 12

                       CAPITAL GAMING INTERNATIONAL, INC.
          SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (ROUNDED)

                                                                                                                       PREDECESSOR
                                                                      REORGANIZED COMPANY                                COMPANY
                                                                      -------------------                                -------
                                                                                    MAY 29, 1997     JULY 1, 1996
                                 YEAR ENDED       YEAR ENDED        YEAR ENDED        THROUGH          THROUGH          YEAR ENDED
                               JUNE 30, 2000    JUNE 30, 1999     JUNE 30, 1998    JUNE 30, 1997     MAY 28, 1997      JUNE 30,1996
                               -------------    -------------     -------------    -------------     ------------      ------------
Consolidated Pre-Tax [Loss]
 Income From Operations         (2,595,000)      $    842,000     $ (7,154,000)     $ (1,351,000)    $ 44,411,000      $ (3,718,000)
Fixed Charges                    2,407,000          2,700,000        2,885,000           251,000        8,394,000        21,846,000
                               -------------     ------------     ------------      ------------     ------------      ------------
  Earnings For Computation     $  (188,000)      $  3,542,000     $ (4,269,000)     $ (1,100,000)    $ 52,805,000      $ 18,128,000
                               =============     ============     ============      ============     ============      ============

Interest Expense               $ 2,407,000       $  2,700,000     $  2,885,000      $    251,000     $  7,842,000      $ 19,062,000
Capitalized Interest                    --                 --               --                --               --                --
Deferred Financing Cost                 --                 --               --                --          552,000         2,784,000
Interest Portion
 Of Rent Expense                        --                 --               --                --               --                --
                               -------------     ------------     ------------      ------------     ------------      ------------
Fixed Charges                  $ 2,407,000       $  2,700,000     $  2,885,000      $    251,000     $  8,394,000      $ 21,846,000
                               =============     ============     ============      ============     ============      ============

Ratio of Earnings to Fixed
Charges                                --                1.31               --                --             6.29                --
                               =============     ============     ============      ============     ============      ============

Deficiency of Earnings         $       --        $         --     $  7,154,000      $  1,351,000     $         --      $  3,718,000
                               =============     ============     ============      ============     ============      ============

(1) Does not include a one time charge of $4,000,000 which was recognized as interest expense as consideration for the termination of the company's obligation to issue warrants to purchase 1,250,000 shares of the company's stock.